UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Lumber Liquidators Holdings, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 7, 2010

To Our Stockholders:

The Annual Meeting of the Stockholders of Lumber Liquidators Holdings, Inc. will be held on Friday, May 7, 2010, at 10:00 a.m., at our headquarters located at 3000 John Deere Road, Toano, Virginia, for the following purposes:

1.	To elect three directors, Macon F. Brock, Jr., John M. Presley and Thomas D. Sullivan, to hold office until the 2013 Annual Meeting of Stockholders and until their successors are elected and qualified (Proposal One);

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 (Proposal Two); and

3.	To consider and act upon any other business which may properly come before the Annual Meeting.

Only stockholders of record at the close of business on April 1, 2010 are entitled to notice of, and to vote at, the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the Annual Meeting. All stockholders are requested to be present in person or by proxy. For the convenience of those stockholders who do not expect to attend the Annual Meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. You may also vote by the Internet or telephone. Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

Any stockholder who later finds that he or she can be present at the Annual Meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

By order of the Board of Directors,

E. Livingston B. Haskell

Secretary

Toano, Virginia

April 7, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2010.

The proxy statement and the 2009 Annual Report to Stockholders on Form 10-K are available at www.lumberliquidators.com/proxy.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Lumber Liquidators Holdings, Inc. (the “Company,” “us” or “we”) for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 7, 2010, at the time and place set forth in the notice of the meeting, and at any adjournments or postponements thereof. The approximate date on which this Proxy Statement and form of proxy are first being mailed to stockholders is April 7, 2010.

If the enclosed proxy is properly executed and returned, it will be voted in the manner directed by the stockholder. If no instructions are specified, proxies will be voted in favor of the proposals set forth in this proxy statement. In addition, if other matters properly come before the meeting or any adjournments or postponements thereof, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on these matters in accordance with their best judgment. Any person giving the enclosed form of proxy has the power to revoke it by voting in person at the meeting, or by giving written notice of revocation to our Corporate Secretary at any time before the proxy is exercised. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when a majority of the common stock entitled to vote at the Annual Meeting is present either in person or by proxy. Abstentions, broker non-votes and votes withheld for director nominees will count as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. With respect to the election of directors, such election will be decided by plurality vote of the votes cast at the Annual Meeting, either in person or by proxy. Brokers may not vote on the election of directors without instructions from the beneficial owners of the shares. The three nominees for director receiving the highest number of votes cast in person or by proxy at the Annual Meeting will be elected. Other than the election of directors, the affirmative vote of a majority of the votes cast at the Annual Meeting on each proposal, either in person or by proxy, is required for the approval of each proposal. Stockholders who abstain from voting on any or all proposals will be included in the number of stockholders present at the Annual Meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote. Our transfer agent will tabulate the votes cast by each proxy and in person at the Annual Meeting.

We will bear the cost of the solicitation. In addition to mailing this material to stockholders, we have asked banks and brokers to forward copies to persons for whom they hold our stock and request authority for execution of the proxies. We will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Our officers and regular employees, without being additionally compensated, may solicit proxies by mail, telephone, telegram, facsimile or personal contact. All reasonable proxy soliciting expenses will be paid by us in connection with the solicitation of votes for the Annual Meeting.

Our principal executive offices are located at 3000 John Deere Road, Toano, Virginia 23168, telephone number (757) 259-4280.

Record Date and Voting Securities

Only stockholders of record at the close of business on April 1, 2010 are entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding and entitled to vote 27,296,968 shares of common stock, $0.001 par value per share. Each outstanding share of our common stock entitles the record holder to one (1) vote on each matter.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors is currently fixed at eight (8) members divided into three classes, with each class having as nearly as possible one-third of the total number of directors. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The initial term of office of our Class I directors will end at this year’s annual meeting of stockholders. Our Class II directors’ terms will end at the annual meeting of stockholders in 2011. Our Class III directors’ term will end at the annual meeting of stockholders in 2012. Each director serves a three year term and will continue in office until a successor has been elected and qualified, subject to earlier resignation, retirement or removal from office. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Macon F. Brock, Jr., John M. Presley and Thomas D. Sullivan for reelection to the Board as Class I directors for three-year terms ending in 2013. The following pages set forth information concerning the nominees and the directors whose terms of office will continue after the Annual Meeting including certain experiences, qualifications, attributes and/or skills that led us to conclude that each of them should serve as a director.

If any nominee is unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a lesser number of directors or for a substitute nominee designated by the Board, to the extent consistent with our Certificate of Incorporation and our Bylaws. All of the nominees listed above have consented to be nominated and to serve if elected. We do not expect that any nominee will be unable to serve.

Nominees for Election for Terms Expiring in 2013 (Class I)

Macon F. Brock, Jr., 67, has been a director since November 2007. Mr. Brock is a founder and chairman of the board of Dollar Tree, Inc. He served as the president of Dollar Tree from 1986 until 2001 and as chief executive officer from 1993 until 2003. He has been a director of Dollar Tree since 1986 and chairman of the board since 2001. Until 1991, Mr. Brock was an officer and director of K&K Toys, Inc. Mr. Brock is a past chairman of Randolph-Macon College. He serves on the board of directors of rue21, inc. and several privately held companies and non-profit organizations. Mr. Brock earned his B.A. from Randolph-Macon College and served as a Captain in the U.S. Marine Corps.

As a founder and former chief executive officer of a nationwide retail company, Mr. Brock has experience with strategic business development, store operations, logistics, procurement, risk management, sales, marketing and other matters. In addition, he has experience serving as a director of a public company. Since joining our Board in 2007, Mr. Brock has served on both the Compensation Committee and Nominating and Corporate Governance Committee. Through his service as a director, Mr. Brock has gained insight, perspective and knowledge regarding our business, growth, operations and personnel.

John M. Presley, 49, has been a director since April 2006. Mr. Presley is the managing director and chief executive officer of First Capital Bancorp in Glen Allen, Virginia. Previously, he was head of strategic initiatives at Fifth Third Bancorp, where he was responsible for executing banking strategies in existing and emerging markets. He served as chief financial officer for Marshall & Ilsley Corp. from 2004 to 2006. Earlier in his career, Mr. Presley was chief financial officer of National Commerce Financial Corp. in Memphis, Tennessee, and president and chief executive officer of First Market Bank in Richmond, Virginia. Mr. Presley holds a B.A. in economics and business administration from Rhodes College.

Mr. Presley possesses business, financial, risk management and banking industry expertise. Further, he has experience as a chief executive officer and chief financial officer, as well as knowledge and understanding of generally accepted accounting principles, experience in preparing, auditing and analyzing financial statements, and an understanding of internal control over financial reporting. Mr. Presley has served on our Board for nearly four years and has been Chairman of the Audit Committee, our “audit committee financial expert,” a member of the Nominating and Corporate Governance Committee and our lead outside director since our initial public offering in November 2007 (the “IPO”). His service as a director has provided him with insight, perspective and knowledge regarding our business, growth, operations and personnel.

Thomas D. Sullivan, 50, is our founder and has been the chairman of the Board of Directors since our inception in 1994. Prior to September 2006, Mr. Sullivan also served as our president and chief executive officer since our incorporation in 1994. He currently heads our marketing and advertising departments and is active in our efforts to locate product purchase opportunities. In addition, he appears in some of our advertising materials and participates in public relations events on our behalf. Mr. Sullivan serves on the board of directors of Dilon Technologies, LLC and several other privately held companies.

As our founder and former president and chief executive officer, Mr. Sullivan has an intimate understanding of our business, customers, employees, risks and culture. Furthermore, he has an in-depth knowledge of our industry, suppliers and competitors. He possesses an entrepreneurial mindset and acumen for sales and marketing.

The Board of Directors recommends a vote FOR the

election of Messrs. Brock, Presley and Sullivan.

Incumbent Directors Whose Terms Expire in 2011 (Class II)

Jeffrey W. Griffiths, 59, has been our president and chief executive officer since September 2006, and a director since October 2006. Mr. Griffiths was previously the president and chief executive officer of video game retailer Electronics Boutique Holdings Corp. (“EB”) from 2001 through 2005, when EB merged with GameStop Corp. Mr. Griffiths’ career at EB spanned more than 20 years. He served as vice president and senior vice president of merchandising, marketing and distribution for EB from 1987 to 1996 and from 1996 to 2001, respectively. Mr. Griffiths also served as a director of EB from 2001 to 2005 and of Game PLC, formerly Electronics Boutique PLC, from 1995 to 1997. Mr. Griffiths holds a B.A. in history from Albright College and an M.B.A. from Temple University. He serves on the board of directors of THQ, Inc., on the board of trustees of Albright College and the board of directors of the Philadelphia Academies Inc.

As our president and chief executive officer, Mr. Griffiths has experience with and knowledge of, among other things, our financial results, operations, risks and strategies. Further, Mr. Griffiths possesses senior management experience and financial expertise that he acquired during his service as the chief executive officer and director of a publicly traded, multi-national retailer prior to joining us. Likewise, he has gained experience and skills through his current service as a director and member of the audit committee of a publicly traded company.

Peter B. Robinson, 61, became a director on April 1, 2010. Mr. Robinson currently serves as an executive vice president of Burger King Corporation where he is responsible for Burger King’s global marketing and strategy functions. Prior to assuming his current role in December 2009, Mr. Robinson was an executive vice president and president of Burger King’s Europe, Middle East and Africa business segment. Before joining Burger King, Mr. Robinson worked for General Mills, Inc. as president of Pillsbury USA, and senior vice president of General Mills Inc. from 2001 to 2006. Earlier in his career, Mr. Robinson held positions of increasing responsibility at The Pillsbury Company, PepsiCo, Kraft General Foods, and Procter & Gamble, Ltd. UK. Mr. Robinson holds a B.A. in economics from Newcastle University. He has served on the Newcastle University Business School Advisory Board since 2001.

Mr. Robinson has more than 30 years of experience in the consumer foods industry in the United States, Europe, Middle East and Africa. Through this experience, he has acquired and developed leadership, operations, risk assessment and marketing skills and knowledge. In addition, he possesses strategic development skills, senior management experience, risk assessment capabilities and consumer knowledge.

Martin F. Roper, 47, has been a director since April 2006. Mr. Roper is the president and chief executive officer of The Boston Beer Company, Inc., where he has worked since 1994. Prior to assuming his current positions in January 2001, he had served as the president and chief operating officer of that company since December 1999. Mr. Roper has served on the board of directors of Boston Beer since 1999. He holds a B.A. in engineering and M.A. in engineering in manufacturing technology from Cambridge University and an M.B.A. from Harvard Business School.

As a director and chief executive officer of a publicly traded company, Mr. Roper has senior management, strategic development and financial experience. In addition, Mr. Roper possesses experience in public relations, consumer marketing, investor relations, product development and risk management. Mr. Roper has served on our Board for nearly four years and has been Chairman of the Compensation Committee and a member of the Audit Committee since our IPO. His experience as a director has provided him with insight, perspective and knowledge regarding our business, growth, operations and personnel.

Incumbent Directors Whose Terms Expire in 2012 (Class III)

Douglas T. Moore, 53, has been a director since April 2006. Mr. Moore currently serves as senior vice president, president-appliances for Sears Holdings Corporation. In this capacity, he leads the appliance business across the corporation, which includes directing the Kenmore brand. From 2007 to 2008, Mr. Moore served as senior vice president, hardlines-merchandising for Sears where he was the chief merchant for the appliance, lawn and garden, tools, home electronics and sporting goods businesses. Prior to joining Sears, Mr. Moore served for 17 years as a senior executive of Circuit City Stores, Inc., with his last position as executive vice president, chief merchandising officer. Mr. Moore has also held operational and consumer marketing positions at AMF Bowling, Inc., A.H. Robins Company, Inc. and the Carnation Company. He received his undergraduate degree and M.B.A. from the University of Virginia.

Through his more than 20 years of retail experience, Mr. Moore has developed an understanding of strategic and tactical business issues that include store operations, merchandising, supply chain, sourcing and human resource planning. He also possesses senior management, marketing, risk assessment and retail knowledge. He has served on our Board for nearly four years and has been Chairman of our Nominating and Corporate Governance Committee and a member of our Audit Committee since our IPO. Through his service as a director, Mr. Moore has gained insight, perspective and knowledge regarding our business, growth, operations and personnel.

Richard D. Tadler, 53, has been a director since December 2004. Mr. Tadler is a managing director of TA Associates, Inc. He has been associated with TA Associates, Inc. since 1987, specializing in healthcare and specialty service businesses. Prior to joining TA Associates in 1987, he was a general partner with Investments Orange Nassau, a venture capital firm located in Boston, and an assistant to the president of several divisions of ARMCO. He currently serves as a director of MPI Research, Professional Warranty Service Corporation, QA Master Holdings and Youth and Family Centered Services. In the last five years, Mr. Tadler served as a director of Alere Medical, Drive Assist, SoftMed Systems and Triumph HealthCare. Mr. Tadler holds a B.S. in finance from the McIntire School of Commerce at the University of Virginia and an M.B.A. from the Wharton School of Finance.

Mr. Tadler has expertise and knowledge of financial markets and investment matters, including the assessment of business and operational risk. He also possesses experience as a director of various public companies. Mr. Tadler has served as a member of our Board for more than five years and has served as a member of the Compensation Committee since our IPO. Through his service as a director, Mr. Tadler has acquired insight, perspective and knowledge regarding our business, growth, strategies, markets, personnel and risks.

CORPORATE GOVERNANCE

We are committed to having sound corporate governance principles. Our Code of Business Conduct and Ethics, which applies to our directors, officers and employees, our Corporate Governance Guidelines and the charters of the Audit, Compensation and Nominating and Corporate Governance Committees are available on our website, www.lumberliquidators.com, and are also available in print, free of charge, to any stockholder who requests them. Such requests should be directed to Corporate Secretary, Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168.

Independence

The Board, in its business judgment, has determined that the following six of its eight members are independent from us, including under the independence standards contained in rules of the New York Stock Exchange: Macon F. Brock, Jr., Douglas T. Moore, John M. Presley, Peter B. Robinson, Martin F. Roper and Richard D. Tadler. In reaching this conclusion, the Board considered whether we conduct business and have other relationships with organizations of which certain members of the Board of Directors or members of their immediate families are or were directors or officers. Our non-management directors had no transactions, arrangements or relationships with us, other than as directors and stockholders and those described below in “Certain Relationships and Related Transactions.”

Lead Outside Director

Our Corporate Governance Guidelines provide for a lead outside director to be elected by vote of the outside directors to serve in that role either until the expiration of his or her then-current term as a director or until the outside directors otherwise choose to elect a new lead outside director. The lead outside director is responsible for coordinating the activities of the other outside directors, including the establishment of the agenda for executive sessions of the outside directors, with or without the presence of management. Currently, Mr. Presley serves as our lead outside director.

Board Leadership Structure

The Board does not have a policy on whether or not the roles of chief executive officer and chairman of the Board should be separate and, if they are to be separate, whether the chairman of the Board should be selected from the non-employee directors or be an employee. The offices of chief executive officer and chairman of the Board have been at times combined and at times separated, and the Board considers such combination or separation in conjunction with, among other things, its succession planning processes. Our Board believes that it should be free to make a choice regarding the leadership structure from time to time in any manner that is in our and our stockholders’ best interests.

We currently have separate individuals serving as chairman of the Board and as chief executive officer. Under the current structure, both the chairman and chief executive officer have responsibility for our business strategy and financial performance. Our chairman focuses on strategic matters relating to our marketing efforts, while the chief executive officer is responsible for our operations and day-to-day management direction and execution. We believe that this separation of the positions represents the appropriate structure for us at this time.

Committees of the Board

The Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each composed of directors the Board has determined to be independent. Each committee operates pursuant to a written charter adopted by the Board that sets forth its roles and responsibilities and provides for an annual evaluation of its performance. The charters of all three committees are available at the investor relations page of our website at www.lumberliquidators.com and will be provided to any stockholder without charge upon the stockholder’s written request to our Corporate Secretary. Each year, committee and committee chair assignments are made at the Board of Directors meeting immediately following the annual meeting of stockholders. The current composition of each committee is as follows:

Audit	Compensation	Nominating and Corporate Governance
John M. Presley *	Martin F. Roper *	Douglas T. Moore *
Douglas T. Moore	Macon F. Brock, Jr.	Macon F. Brock, Jr.
Martin F. Roper	Richard D. Tadler	John M. Presley

* Indicates chairperson of the committee.

The Board may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our Certificate of Incorporation and Bylaws.

Audit Committee. The Audit Committee assists the Board in fulfilling the oversight responsibility of the Board to the stockholders relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm and the performance of the internal audit function. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee approves procedures for the pre-approval of audit and non-audit services provided to us by any independent auditors. It is also responsible for establishing, publishing, maintaining and overseeing our “whistleblower” procedures and our compliance and ethics program.

The Board in its business judgment has determined that all of the members of the Audit Committee are independent, as determined in accordance with the rules of the New York Stock Exchange and any relevant federal securities laws and regulations. The Board also has determined that all of the Committee members are financially literate as defined by the rules of the New York Stock Exchange and that Mr. Presley qualifies as an audit committee financial expert as defined by regulations of the Securities and Exchange Commission (“SEC”).

No member of the Audit Committee served on any audit or similar committee of any other publicly held company in 2009.

Compensation Committee. The Compensation Committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee also has produced an annual report on executive compensation that is included in this Proxy Statement. The Board, in its business judgment, has determined that all of the members of the Compensation Committee are independent, as determined in accordance with the rules of the New York Stock Exchange.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board in implementing sound corporate governance principles and practices. The Nominating and Corporate Governance Committee is charged with considering and recruiting individuals qualified to become Board members, conducting inquiries into the background, independence and qualifications of any candidates and recommending to the Board the director nominees. In performing these duties, the Nominating and Corporate Governance Committee uses its network of contacts to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. It also reviews the qualifications and independence of the members of the Board and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of the Board. The Board, in its business judgment, has determined that all of the members of the Nominating and Corporate Governance Committee are independent, as determined in accordance with the rules of the New York Stock Exchange.

The Nominating and Corporate Governance Committee will consider timely stockholder recommendations for candidates to serve on the Board. Such recommendations shall be sent to our Corporate Secretary and shall include (1) all information relating to the recommended person that is required to be disclosed in solicitations of proxies for election of directors in an election contest and such other information as we may require pursuant to any policy governing the selection of directors, and (2) a written consent from the recommended individual to being named in the proxy statement as a nominee and to serving as a director if elected. If the recommendation is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2011 annual meeting, the recommendation must be received within the time frame set forth in “Deadlines for Submission of Stockholder Proposals” below. Nominees for director are selected in the context of an assessment of the perceived needs of the Board at the time and on the basis of, among other things, the following:

• strength of character	• specific areas of expertise
• judgment	• understanding of our business
• skill	• principles of diversity
• education	• reputation
• business experience	• other personal attributes or special talents

Nominees should also be willing to spend the time necessary to discharge their responsibilities appropriately and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board.

In determining the composition of the Board, the Nominating and Governance Committee seeks to include a diverse range of skills and experience among our directors. Although it does not have a formal diversity policy, the Nominating and Governance Committee believes that the presence of differing viewpoints on the Board is a benefit to us. Accordingly, the Nominating and Corporate Governance considers principles of diversity, which include, among other things, diversity in backgrounds, perspectives, expertise and qualifications, when assessing the Board as a whole, and individual director candidates.

Risk Management

We have designed and implemented processes to manage risk in our business. The Board’s role in risk management is primarily one of oversight with the day-to-day responsibility for risk management implemented by our management team. The Board regularly reviews information regarding our business strategy, financial position and operations, and considers associated risks. In addition, the Board executes its oversight role through its Audit and other committees which report regularly to the Board on their activities.

With regard to those committee activities, the Audit Committee has principal responsibility for implementing the Board’s risk management oversight role. The Audit Committee reviews management’s assessment of the key risks that we face, including the main controls upon which we rely to mitigate those risks. In particular, the Audit Committee focuses on financial and enterprise risk, including internal controls, and assesses our risk profile with our management and internal and external auditors. The internal control risk profile drives our internal audit plan. The Audit Committee also handles violations of our Code of Ethics and related corporate policies. Our Nominating and Corporate Governance Committee assists in risk management by overseeing our compliance with legal and regulatory requirements and risks relating to our governance structure. The Compensation Committee reviews risks relating to the incentives inherent in our compensation policies.

Board and Committee Attendance and Executive Sessions

During fiscal year 2009, the Board held a total of six meetings and took additional actions by unanimous written consent; the Audit Committee held nine meetings; the Compensation Committee held six meetings; and the Nominating and Corporate Governance Committee held five meetings. It is the practice of the Board to hold an executive session without management present at each of the meetings of the Board of Directors. During fiscal year 2009, each director attended at least 80% of all of the meetings of the Board of Directors and committees on which he served.

We strongly encourage all directors to attend annual meetings of stockholders. All of our directors serving at the time attended the 2009 Annual Meeting of Stockholders, and it is expected that all current directors will attend the 2010 Annual Meeting of Stockholders.

Communications to the Board

Stockholders, employees and other interested parties may contact an individual director, the Board as a group, the Lead Outside Director or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168, Attn: Board of Directors. We will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about us, including inquiries regarding employment opportunities.

EXECUTIVE OFFICERS

The following sets forth biographical information for all our executive officers. Such information with respect to our chairman, Thomas D. Sullivan, and our president and chief executive officer, Jeffrey W. Griffiths, is set forth above in the “Proposal One – Election of Directors” section.

E. Livingston B. Haskell, 37, has been our secretary and general corporate counsel since July 2006. Prior to assuming this position, Mr. Haskell was a partner at Williams Mullen and, before February 2006, was an associate at that firm. Mr. Haskell holds a B.S. in finance and marketing from the McIntire School of Commerce at the University of Virginia and a J.D. from Washington and Lee University.

Seth P. Levy, 52, has been our chief information officer and senior vice president, information technology since March 2009. Prior to assuming this position, Mr. Levy served as executive vice president, chief information officer of Movie Gallery/Hollywood Entertainment. Prior to that, Mr. Levy was senior vice president, chief information officer of Electronics Boutique where he held several roles of increasing responsibility over his eight year tenure. Mr. Levy began his career at May Department Stores, where he held a variety of positions over a period of 17 years. Mr. Levy holds a B.A. from the University of California, San Diego.

E. Jean Matherne, 55, has been our senior vice president, human resources since January 2008. Prior to assuming this position, Ms. Matherne was the senior vice president human resources and organizational development from 2005 to 2006 for Collegiate Funding Services, a division of JP Morgan Chase. She worked from 2000 to 2005 as the vice president, human resources for Hamilton Beach/Proctor-Silex, Inc. Prior to that employment, she worked for Albright & Wilson Americas, Inc., an international chemical company, for 11 years, where among other positions, she was vice president of human resources and organizational development. Ms. Matherne holds a B.A. in sociology from the University of Houston.

Robert M. Morrison, 54, has been our senior vice president, store operations since January 2006. Prior to assuming this position, Mr. Morrison worked at and was part-owner of Morrison/Fleming Solutions from May 2005. Mr. Morrison was also president of Artistic Tile, Inc. from 2004 to 2005 and senior vice president and chief operating officer of Waterworks Inc. from 1999 to 2004. Mr. Morrison holds a B.S. in geology from Michigan State University.

Marco Q. Pescara, 45, has been our senior vice president, direct marketing and advertising since April 2006. Prior to assuming this position, Mr. Pescara served for more than five years as the vice president of direct response and marketing integration at Hickory Farms, Inc. Mr. Pescara holds a B.S. from the University of Toledo, an M.S. from Boston University and an M.B.A. from the University of Pittsburgh.

Glenn P. Sharpe, 46, has been our senior vice president, supply chain since December 2009. Prior to assuming this position, Mr. Sharpe served more than 22 years with Revlon, Inc. where among other positions, he was the senior vice president of business support and supply chain management worldwide. Mr. Sharpe holds a B.S. in management from Pennsylvania State University and an M.B.A. from Rider University.

Andrew P. Shulklapper, 47, has been our senior vice president, merchandising since February 2007. Prior to assuming this position, Mr. Shulklapper was the division merchandise manager, consumer electronics for Sears Holdings Corporation from 2004 until 2007 and vice president, global market research for Displaysearch from 2003 to 2004. He also worked at Circuit City Stores, Inc. for twelve years, and the last position he held there was assistant vice president for consumer electronics. Mr. Shulklapper holds a B.A. in economics from the University of Vermont.

Daniel E. Terrell, 45, has been our chief financial officer since October 2006. Prior to assuming this position, Mr. Terrell served as our controller from November 2004. Mr. Terrell was previously the vice president, controller & credit of Peebles Inc., a specialty apparel retailer that he joined in 1990 and where he continued to work after it was acquired in 2003 by Stage Stores, Inc. Before joining Peebles, Mr. Terrell worked for Ernst & Young. Mr. Terrell holds a B.S. in accounting from Virginia Tech.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our overall compensation philosophy is to maintain effective compensation programs that are as simple and flexible as possible, and permit us to make responsive adjustments to changing market conditions. We strive to provide our executive officers with compensation that is competitive within our industry, considering, among other things, geographic location. In doing so, we seek to attract and retain the key employees necessary to achieve the continued growth and success of our business while remaining mindful of our desire to control costs. Further, it is our intent to align executive pay with stockholders’ interests, recognize individual accomplishments, and unite executive management behind common objectives.

The Compensation Committee of the Board is responsible for implementing and administering our compensation plans and programs. The Compensation Committee consults, and expects to continue to consult, with the chief executive officer, the chairman and other members of management in the exercise of its duties. Notwithstanding such consultation, the Compensation Committee retains absolute discretion over all compensation decisions with respect to the executive officers, including the chief executive officer and the chairman.

The Compensation Committee reviews our executive compensation program every year and may conduct an in-depth market analysis of executive compensation as it determines is necessary to ensure that our compensation programs meet our objectives. Decisions by the Compensation Committee relating to the compensation of our executive officers are reported to and approved by the full Board of Directors. The Compensation Committee considers recommendations of the chairman and the chief executive officer with respect to the compensation of executives but makes its own determinations in all cases. In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•

the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

•	historical cash and equity compensation levels; and

•	compensation competitiveness.

Compensation levels for executives are differentiated based on the principle that total compensation should increase with an executive’s position and responsibilities, while at the same time, a greater percentage of total compensation should be tied to corporate and individual performance as position and responsibilities increase. In reviewing its performance-based compensation plans for executive officers, the Compensation Committee considers whether it is appropriately structured to promote the achievement of goals without encouraging the taking of unwarranted or excessive risk. In doing so, the Committee takes into account, among other things, the mitigation of the risks associated with performance-based compensation by other elements of our executive compensation programs and the overall balance among the compensation components. We believe that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executives or other employees to engage in conduct that creates unnecessary or unjustifiable risks.

Prior to 2010, we did not have a policy for recovering past compensation paid to our executives in the event that a restatement of our financial statements would have reduced compensation at the time of payment. In 2010, we modified our equity award agreements and annual cash bonus award plan to include certain repayment provisions, or “claw backs.” Under the revised equity agreement, in the event the Compensation Committee determines that an executive willfully engaged in conduct harmful to us, the equity award may be forfeited and/or the executive may be required to repay any stock acquired or received as a result of the award or any sums realized as a result of the sale of stock acquired or received as a result of the award. Likewise, under the revised annual bonus plan, the Compensation Committee may require an executive to repay all or any portion of an award issued under the bonus plan if the Compensation Committee determines that the award was earned based on inaccurate financial objectives, performance data, metrics or other information or that the participant willfully engaged in conduct harmful to us.

2009 Compensation Program

In 2009, we employed a mix of base salary, annual cash bonus awards and equity incentive awards to compensate our executive officers. In setting the value and combination of the various components, we sought to align our executives’ compensation with each executive’s individual performance and with our performance on both a short-term and long-term basis. Our expectation remained that a significant portion of an executive’s total compensation be tied both to our annual and long-term performance as well as to the creation of stockholder value.

Base Salary. Base salary levels for our executive officers are reviewed each year and adjusted based upon a variety of factors including the executive’s tenure with us, scope of responsibility, individual performance, internal equity, experience and changes in the competitive marketplace. The factors impacting base salary levels are not independently assigned specific weights. In early 2009, Mr. Griffiths reviewed the base salary for each executive officer and presented the Compensation Committee with recommendations regarding changes in the base salaries for such executive officers. Mr. Griffiths proposed no salary increases for any of our named executive officers for 2009 as part of an effort to control expenses and manage our business more conservatively in a challenging economic environment.

The Compensation Committee considered Mr. Griffith’s recommendations as well as the factors noted above in determining the base salaries for the executive officers. With regard to the base salaries for our named executive officers, the Compensation Committee assessed, among other factors, their accomplishments during the year, their contributions to our performance and their responsibilities for our operations, as well as the economic environment and expense considerations.

With regard to our named executive officers, no base salary adjustments were implemented in 2009:

Executive	2008 Base Salary(1)($)	2009 Base Salary(2)($)
Mr. Griffiths	515,000	515,000
Mr. Terrell	230,000	230,000
Mr. Morrison	291,748	291,748
Mr. Shulklapper	258,125	258,125
Mr. Sullivan	309,000	309,000

(1)	These figures represent the base salary for each individual after the 2008 reviews.
(2)	These figures represent the base salary for each individual after the 2009 reviews.

Annual Cash Bonus Awards. Executives and certain salaried associates have the opportunity to earn an annual cash bonus under our Annual Bonus Plan for Executive Management (the “Bonus Plan”). The Bonus Plan is expressed as a percentage of annual base salary. The targeted bonus percentages vary among the Bonus Plan participants based upon, among other things, their responsibilities, ability to influence operations and performance, and position. Specifically, the following sets forth the target bonus amounts for our named executive officers and the amounts awarded and paid to each under the Bonus Plan for 2009:

Executive	2009 Base Salary(1)($)	Target Bonus Percentage	Target Bonus Amount($)	Percentage of Target Bonus Awarded in 2009	Bonus Amount Awarded in 2009($)
Mr. Griffiths	515,000	100%	515,000	92.75%	477,663
Mr. Terrell	230,000	50%	115,000	90.75%	104,363
Mr. Morrison	291,748	75%	218,811	94.81%	207,460
Mr. Shulklapper	258,125	75%	193,594	93.75%	181,494
Mr. Sullivan	309,000	100%	309,000	100%	309,000

(1)	These figures represent the base salary for each individual after their 2009 reviews.

The Bonus Plan includes two components. The first component is based upon our performance against financial goals set by the Compensation Committee. The second relates to each individual’s performance against established personal goals for that individual. These personal goals are based on the areas of our operations for which the executive is personally responsible and accountable. At the executive level, the target bonus amount is weighted more heavily toward the corporate financial performance component, thereby more closely aligning executives’ interests with the interests of stockholders. Specifically, in 2009, the two components were weighted for the named executive officers as follows:

•	75% on corporate performance against financial goals, and

•	25% on the achievement of personal goals established for each named executive officer.

For the corporate performance goal in 2009, the Compensation Committee determined that fully-diluted earnings per share (“EPS”), exclusive of non-recurring items, represented the most comprehensive financial measure in evaluating executive performance. A scale was established which set percentages of the corporate performance component that would be paid out depending on our actual EPS for the year. The scale was designed to provide incentive bonuses for superior achievement, while being consistent with the Compensation Committee’s views on the appropriate levels of total compensation. The applicable scale for 2009 is set forth below:

Actual 2009 EPS	Corporate Performance Award Percentage
Below $0.83	Zero
$0.83 - $0.86	25%
$0.87 - $0.91	50%
$0.92 - $0.96	75%
$0.97 - $1.06	100%
$1.07 - $1.15	110%
Above $1.16	120%

In 2009, actual EPS was $0.97 per share. Accordingly, each of the named executive officers received 100% of the corporate performance component of the Bonus Plan. The following table summarizes the amounts paid to our named executive officers for the corporate performance component of the Bonus Plan for 2009:

Executive	Corporate Performance Target Amount(1)($)	Percentage of Corporate Performance Target Awarded	Corporate Performance Amount Awarded($)
Mr. Griffiths	386,250	100%	386,250
Mr. Terrell	86,250	100%	86,250
Mr. Morrison	164,108	100%	164,108
Mr. Shulklapper	145,196	100%	145,196
Mr. Sullivan	231,750	100%	231,750

(1)	The Corporate Performance Target Amount is 75% of the Target Bonus Amount for each named executive officer.

For the personal goal portion of the Bonus Plan in 2009, we sought to establish objectives for the executives that were both specific and, when possible, measurable with the understanding that they must be compatible with the individual’s position. The goals were weighted to provide greater consistency between the individual’s key areas of responsibility and the determination of the individual’s bonus award, if any. The specific goals, and the weighting of those goals, for the named executive officers included the following:

Jeffrey W. Griffiths

•     Operating Margin Expansion (25%)

•     Net Sales Target (20%)

•     Profitable Small Market Store Model (15%)

•     Strategic Project Development (15%)

•     Integrated Technology Solution Project Management (15%)

•     Free Cash Flow (10%)

Daniel E. Terrell

•     Store Model Development (20%)

•     Strategic Project Development (20%)

•     Integrated Technology Solution Project Management (15%)

•     Operating Margin Expansion (15%)

•     Free Cash Flow (15%)

•     Staff Development (10%)

•     External Reporting and Compliance (5%)

Robert M. Morrison

•     Net Sales Target (20%)

•     Operating Margin Expansion (20%)

•     Store Base Growth (20%)

•     Profitable Small Market Store Model (15%)

•     Product Allocation (10%)

•     Cost Reductions (10%)

•     Staff Development (5%)

Andrew P. Shulklapper	• Product Allocation (40%) • Vendor-Mill Relationships (15%) • Product Assortment (15%) • Net Sales Target (10%) • Gross Profit Target (10%) • Strategic Project Development (10%)

Thomas D. Sullivan	• Marketing and Advertising Efficiency (50%) • Marketing and Advertising Strategic Planning and Reporting (50%) • Personal Development (Prerequisite for receipt of any payment under the Bonus Plan)

With regard to the goals relating to net sales, operating margin expansion, free cash flow, gross profit and marketing and advertising efficiency, if the goal was not met, the named executive officer did not receive any bonus relating to that goal. As for the other goals, it was possible for a named executive officer to receive a partial payment based upon his performance as evaluated by the Compensation Committee.

The Compensation Committee was provided with self-assessments from each named executive officer. In addition, Mr. Griffiths provided the Compensation Committee with recommendations regarding the proposed payout for each named executive officer, including himself, under the personal goals component of the Bonus Plan. His recommendations included an assessment of each named executive officer’s performance against his personal goals and general contribution to the success of our operations. The Compensation Committee considered, among other things, the self-assessments, Mr. Griffiths’ recommendations and certain operational and financial information and awarded the following sums to the named executive officers under the personal goals component of the Bonus Plan for 2009:

Executive	Personal Goal Target Amount(1)($)	Percentage of Personal Goal Target Awarded	Personal Goal Amount Awarded($)
Mr. Griffiths	128,750	71%	91,413
Mr. Terrell	28,750	63%	18,113
Mr. Morrison	54,703	79%	43,352
Mr. Shulklapper	48,398	75%	36,298
Mr. Sullivan	77,250	100%	77,250

(1)	The Personal Goal Target Amount is 25% of the Target Bonus Amount for each named executive officer.

Mr. Griffiths’ personal goals included both financial and operational targets. The targets that were not achieved included 2009 free cash flow of at least $16 million and strategic project development relating to product allocation and logistics initiatives. He achieved his targets of 2009 sales of at least $540 million, operating margin expansion of at least 8.2%, as adjusted for certain items including stock-based compensation expense, and a successful implementation plan for our integrated technology solution. He partially achieved his personal goal of new small market store locations being profitable as measured by those locations achieving a four-wall contribution as a percentage of net sales of 16%. Upon review and consideration of his performance toward these targets as well as the other goals noted above, Mr. Griffiths was awarded 71% of his personal goal target amount.

Mr. Terrell’s personal goals included both financial and operational targets. The target that was not achieved was 2009 free cash flow of at least $16 million. He achieved his goals of operating margin expansion of at least 8.2%, as adjusted for certain items including stock-based compensation expense, timely and accurate financial reporting and regulatory compliance, and a successful implementation plan for our integrated technology solution. He partially achieved his personal goals for store modeling, staff development and strategic project development relating to logistic initiatives and inventory strategy. As a result, Mr. Terrell was awarded 63% of his personal goal target amount.

Mr. Morrison’s personal goals included both financial and operational targets. Mr. Morrison achieved his targets of 2009 sales of at least $540 million and operating margin expansion of at least 8.2%, as adjusted for certain items including stock-based compensation expense. Mr. Morrison partially achieved his personal goals relating to new store performance including opening 34 new stores, product allocation, staff development, cost reductions of 5% in an average store, and new small market store locations being profitable as measured by those locations achieving a four-wall contribution as a percentage of net sales of 16%. In light of his accomplishments toward his goals, Mr. Morrison was awarded 79% of his personal goal target amount.

Mr. Shulklapper’s personal goals included both financial and operational targets. Mr. Shulklapper achieved his targets of 2009 sales of at least $540 million and gross profit of at least $190 million. In addition, he partially achieved his personal goals relating to vendor-mill relationships, product allocation, product assortments and strategic project development of logistic initiatives. Based upon a review of his performance toward these goals, Mr. Shulklapper was awarded 75% of his personal goal target amount.

Mr. Sullivan’s personal goals were focused primarily on effectively managing our marketing and advertising strategies while increasing marketing and advertising efficiency by leveraging at least 20 basis points of the associated expenses in comparison to 2008. He was able to achieve that target in 2009, as well as his personal development goal. Upon review and consideration of his performance toward his goals, Mr. Sullivan was awarded 100% of his personal goal target amount.

Equity Incentive Awards. The long-term component of our compensation program consists of the grant of equity awards that are intended to create a mutuality of interest with stockholders by motivating our executive officers to manage our business so that our stockholders’ investment will grow in value over time. The equity awards are also intended to reward longevity and increase retention, as we do not maintain a defined benefit pension plan or provide other post-retirement medical or life benefits. Because the benefit received, if any, depends upon the performance of our stock price over the term of the equity incentive award, such awards are intended to provide incentives for executive officers to enhance our long-term performance, as reflected in stock price appreciation over the long term, thereby increasing stockholder value.

We currently provide equity awards pursuant to the Lumber Liquidators Holdings, Inc. 2007 Equity Compensation Plan (the “2007 Plan”), from which we grant stock options and restricted stock awards. Equity awards to the executive officers have generally been in the form of non-qualified stock options with vesting periods of four years. We intend equity awards to be a significant portion of our executive officers’ total compensation in order to align their interests with our long-term growth and success.

In 2009, non-qualified stock options were awarded to certain of our named executive officers. In determining the amounts of the awards, the Compensation Committee considered recommendations submitted by Mr. Griffiths and an evaluation of the fair value of the equity award in relation to the individual’s total compensation. The following is a list of the equity awards approved by the Compensation Committee and awarded to our named executive officers in 2009:

Executive	2009 Option Awards($)(1)
Mr. Griffiths	—
Mr. Terrell	160,000
Mr. Morrison	160,000
Mr. Shulklapper	119,996
Mr. Sullivan	—

(1)	The amounts in this column reflect the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. For a discussion of the assumptions relating to these valuations, see Note 6 – Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 18, 2010.

With regard to Mr. Griffiths and Mr. Sullivan, the Compensation Committee believed that their existing equity interests and other compensation provide sufficient alignment with stockholder interests and focus on long-term growth. The equity awards for Mr. Terrell, Mr. Morrison and Mr. Shulklapper were based upon their respective responsibilities as well as retention considerations, compensation levels among our other executive officers, and other factors noted above.

2010 Compensation Program

Under the leadership of the Compensation Committee, we intend to continue our management of compensation with the following objectives:

•	to maintain a straightforward and flexible program that allows us to make adjustments in response to changes in market conditions;

•	to provide compensation packages necessary to attract and retain key executives to help ensure that we remain competitive;

•	to provide non-equity incentive compensation that depends on the executive’s individual performance, and our financial performance, as compared against established goals; and

•	to provide an appropriate link between compensation and the creation of stockholder value through equity awards tied to our long-term performance.

To achieve these objectives, we will continue to utilize a mix of base salary, annual cash bonus awards and equity incentive awards. These components of executive compensation will be used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. In addition, we will continue to manage the risks inherent with performance-based compensation by ensuring that our compensation components, when viewed as a whole, do not encourage unnecessary risk-taking. Base salary will remain a key part of our executive compensation, allowing us to attract and retain qualified executives. The annual cash bonus will be used to incentivize our executives to successfully coordinate efforts, in both the short and long terms, to enhance our business, and therefore stockholder value. The annual cash bonuses will continue to be awarded on the basis of a combination of our achievement of certain objective financial performance measures and individual attainment of personal goals relating to areas of operations that he/she can control or influence. Finally, equity awards will continue to be awarded to executives in the form of stock options, restricted stock and/or unrestricted stock in a manner that seeks to align management’s interests with long-term stockholder interests and encourage retention of key performers.

Tax Deductibility Under Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance based compensation in excess of $1 million paid to named executive officers of public companies. We intend to qualify executive compensation for deductibility under Section 162(m) if doing so is consistent with our best interests and the interests of our stockholders. Because our corporate objectives may not always be consistent with the requirements of full deductibility, it is conceivable that we may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m). We currently believe that we should be able to continue to manage our executive compensation program for the named executive officers to preserve the related federal income tax deductions, although individual exceptions may occur.

Retirement, Deferred Compensation and Pension Plans

Our executive officers who are eligible may participate at their election in our 401(k) retirement savings plan that provides employees with an opportunity to contribute a portion of their cash compensation to the plan on a tax-deferred basis to be invested in specified investment options and distributed upon their retirement. Consistent with the 401(k) plan, we match 50% of each employee’s contributions to the 401(k) plan up to a maximum of 3% of the employee’s base salary. The employer matching contribution vests based on the employee’s years of service.

The Board has not adopted any plans for the deferral of executive compensation or for the payment of defined benefits or pensions based on an executive officer’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives whose salaries exceed the Internal Revenue Service’s maximum allowable salary for qualified plans.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon that review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Martin F. Roper, Chairperson

Macon F. Brock, Jr.

Richard D. Tadler

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee will be or have ever been one of our officers or employees. None of our executive officers serves or has served as a member of the Board, compensation committee or other Board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Annual Compensation of Executive Officers

Summary Compensation Table

The following table and descriptions set forth information concerning compensation paid to or earned by our president and chief executive officer, chief financial officer, and the three other most highly compensated individuals who were serving as our executive officers at the end of the 2009 fiscal year and whose annual salary and bonus exceeded $100,000 during the 2009 fiscal year. We refer to these individuals throughout this Proxy Statement as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Jeffrey W. Griffiths(3)	2009	524,904	—	—	477,663	10,721	1,013,288
President and chief executive officer	2008	510,962	—	—	231,750	11,109	753,821
	2007	500,000	312,500	—	—	8,495	820,995

Daniel E. Terrell(4)	2009	234,423	—	160,000	104,363	12,271	511,057
Chief financial officer	2008	221,923	—	119,584	63,250	4,049	408,806
	2007	191,250	162,500	—	—	2,499	356,249

Robert M. Morrison(5)	2009	297,358	—	160,000	207,460	11,246	676,064
Senior vice president, store operations	2008	289,460	—	119,584	123,081	11,835	543,960
	2007	281,029	132,700	—	—	12,527	426,256

Andrew P. Shulklapper(6)	2009	263,089	—	119,996	181,494	9,669	574,248
Senior vice president, merchandising

Thomas D. Sullivan(7)	2009	314,942	—	—	309,000	14,421	638,363
Founder and chairman of the Board	2008	306,577	—	—	189,263	10,963	506,803
	2007	300,000	187,500	—	—	14,038	501,538

(1)	The amounts in this column reflect the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. For a discussion of the assumptions relating to these valuations, see Note 6 – Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 18, 2010.
(2)	Beginning in 2008, we paid annual cash bonus awards through our non-equity incentive plan, referred to as our “Bonus Plan,” which replaced our prior cash bonus plan.
(3)	All other compensation includes $10,721, $11,109 and $8,495 in health benefits, group health plan contributions and life insurance premiums for 2009, 2008 and 2007, respectively.
(4)	All other compensation includes $12,271, $4,049 and $2,499 in group health plan contributions and life insurance premiums for 2009, 2008 and 2007, respectively.
(5)	All other compensation includes $3,896, $4,935 and $7,887 in group health plan contributions and life insurance premiums for 2009, 2008 and 2007, respectively, and $7,350, $6,900 and $4,640 in matching contributions to our 401(k) plan in 2009, 2008 and 2007, respectively.
(6)	Mr. Shulklapper was not a named executive officer prior to 2009. All other compensation includes $3,896 in group health plan contributions and life insurance premiums for 2009, and $5,773 in matching contributions to our 401(k) plan in 2009.
(7)	All other compensation includes $7,071, $4,063 and $7,288 in health benefits, group health plan contributions and life insurance premiums for 2009, 2008 and 2007, respectively, and $7,350, $6,900 and $6,750 in matching contributions to our 401(k) plan for 2009, 2008 and 2007, respectively.

Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards made to our named executive officers during fiscal 2009:

Grants of Plan-Based Awards for Fiscal Year 2009

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Option Awards: Number of Securities Underlying Options(#)		Exercise Price of Option Awards($)	Grant Date Fair Value of Option Awards($)
			Target ($)	Maximum ($)(2)
Jeffrey W. Griffiths	Annual Bonus Plan		515,000	592,250

Daniel E. Terrell	Annual Bonus Plan		115,000	132,250
	Stock Options	3/12/2009			28,933	(3)	10.69	160,000

Robert M. Morrison	Annual Bonus Plan		218,811	251,633
	Stock Options	3/12/2009			28,933	(3)	10.69	160,000

Andrew P. Shulklapper	Annual Bonus Plan		193,594	222,633
	Stock Options	3/12/2009			21,699	(3)	10.69	119,996

Thomas D. Sullivan	Annual Bonus Plan		309,000	355,350

(1)	The Bonus Plan does not include threshold bonus amounts. These amounts reflect the potential range of payments for the Bonus Plan. The actual payments are reflected in the Non-Equity Incentive Plan column of the Summary Compensation Table.
(2)	The amounts reflect the greatest potential payments under the Bonus Plan in the event we exceeded our corporate performance target and maximized the corporate performance component.
(3)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 12, 2009.

Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement with Jeffrey W. Griffiths. In September 2006, we entered into an agreement with Jeffrey W. Griffiths whereby Mr. Griffiths agreed to serve as our president and chief executive officer for a four-year term commencing September 18, 2006. The agreement provides for an annual base salary of $500,000, which may be increased based on an annual performance review. In addition, the Board in its discretion may award Mr. Griffiths an annual performance bonus, based on our financial performance and Mr. Griffiths’ job performance. Under the agreement, Mr. Griffiths was granted options to purchase 745,000 shares of our common stock (approximately 3% of our outstanding shares at that time) at the fair market value as of October 18, 2006 (determined based on a valuation of the stock as of October 1, 2006). The options vest 25% on each of the first four anniversaries of the grant, provided that the options will become fully vested upon the occurrence of a “Griffiths Agreement Sale Event” (defined as (i) our dissolution or liquidation, (ii) a sale of all or substantially all of our assets or (iii) a merger, reorganization or consolidation in which our stock is converted into or exchanged for securities of a successor entity and the holders of a majority of voting power prior to the transaction do not hold a majority of voting power of the successor entity following the transaction).

Pursuant to an amendment entered by the parties in December 2009, the term of the agreement was extended by an additional eighteen (18) months. Further, in accordance with the amendment, Mr. Griffiths was granted options to purchase a whole number of shares of our common stock with a cumulative fair value of $750,000. Based on the fair market value of an option on January 1, 2010, Mr. Griffiths was granted options to purchase 80,299 shares of our stock. The exercise price for the options was equal to the fair market value of our stock as of January 1, 2010. The options vest, and will be exercisable, on March 17, 2012, subject to Mr. Griffiths’ continued employment with us through that date.

The agreement also provides for certain payments in the event of termination, as described below. Mr. Griffiths is bound under the agreement by a confidentiality provision, and non-competition and non-solicitation clauses that apply to his employment and for a period of two years following the later of the date of termination of his employment and the date (if any) that a court enters a judgment enforcing the relevant provision.

Letter Agreement with Robert M. Morrison. On December 28, 2005, we entered into an offer letter agreement with Robert M. Morrison, our senior vice president, store operations. Under the agreement, Mr. Morrison’s base salary for his first year of employment was $275,000. He is eligible for an annual bonus as discussed in more detail above in “Compensation Discussion and Analysis.” In conjunction with the commencement of his employment with us, we made an initial grant to Mr. Morrison of an option to purchase 114,760 shares of our common stock.

We have not entered into employment agreements with any of the other named executive officers. For additional information concerning our executive compensation policies, see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table sets forth the outstanding equity awards as of the end of the 2009 fiscal year for each of our named executive officers:

Outstanding Equity Awards at Fiscal Year-End 2009

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Jeffrey W. Griffiths	463,964	(1)	186,250	(1)	7.83	10/18/2016

Daniel E. Terrell	114,761	(2)	—		7.58	7/13/2016
	5,875	(3)	17,625	(3)	10.69	3/28/2018
	—		28,933	(4)	10.69	3/12/2019

Robert M. Morrison	102,761	(2)	—		7.58	7/13/2016
	5,875	(3)	17,625	(3)	10.69	3/28/2018
	—		28,933	(4)	10.69	3/12/2019

Andrew P. Shulklapper	—		25,000	(5)	10.26	4/27/2017
	5,875	(3)	17,625	(3)	10.69	3/28/2018
	—		21,699	(4)	10.69	3/12/2019

Thomas D. Sullivan	—		—		—	—

(1)	The grant provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of October 18, 2006.
(2)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of July 13, 2006; provided, however, vesting was accelerated in 2007 by one year as a result of our IPO.
(3)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 28, 2008.
(4)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 12, 2009.
(5)	The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of April 27, 2007.

Option Exercises for 2009

The following table provides information concerning the exercises of stock options during the fiscal year 2009 on an aggregated basis for each of our named executive officers:

Option Exercises and Stock Vested for Fiscal Year-End 2009

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Jeffrey W. Griffiths	94,786	1,089,785
Daniel E. Terrell	—	—
Robert M. Morrison	12,000	154,200
Andrew P. Shulklapper	25,000	225,940
Thomas D. Sullivan	—	—

Potential Payments Upon Termination or Change of Control

Under his employment agreement, in the event of his disability or death, Mr. Griffiths is entitled to receive a prorated portion of his annual performance bonus. If (a) we terminate Mr. Griffiths’ employment without Cause (as defined in his agreement), (b) Mr. Griffiths terminates his employment within 60 days following a “Griffiths Agreement Sale Event” (as defined above under the description of Mr. Griffiths’ employment agreement) that results in a material reduction in his compensation or responsibilities or (c) Mr. Griffiths terminates his employment for Good Reason (as defined in his agreement), Mr. Griffiths is entitled to receive two times his base salary in a lump sum and a prorated portion of his annual performance bonus. Upon the occurrence of a Griffiths Agreement Sale Event, Mr. Griffiths’ options will become fully vested, as disclosed in the table below. If his employment had been terminated without cause or he had terminated his employment for Good Reason on December 31, 2009, we would have paid Mr. Griffiths $3,533,000.

We do not have any agreements with any of the other named executive officers that provide for severance payments upon termination of their employment or in connection with a change in control of us. The agreements pursuant to which equity awards have been granted to the other named executive officers, however, contain provisions for accelerated vesting upon a change in control of us.

The following table shows the value, as of the end of the 2009 fiscal year, to our named executive officers of unvested options where the vesting would accelerate upon a change in control:

Name	Unvested Stock Options at 12/31/2009(#)		Exercise Price($)	Value of Unvested Stock Options (Based on Closing Price of Stock at 12/31/2009)(2)($)	Total Value of Stock Options that may Accelerate Upon Change in Control($)
Jeffrey W. Griffiths	186,250	(1)	7.83	3,533,163	3,533,163

Daniel E. Terrell	46,558	(1)	10.69	750,049	750,049

Robert M. Morrison	46,558	(1)	10.69	750,049	750,049

Andrew P. Shulklapper	25,000	(1)	10.26	413,500	413,500
	39,324	(1)	10.69	633,510	633,510

Thomas D. Sullivan	—		—	—	—

(1)	Upon change in control, 100% of the unvested options vest.
(2)	The closing price on 12/31/2009 was $26.80.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2009, with respect to compensation plans under which shares of our common stock are authorized for issuance:

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(#)		Weighted-average Exercise Price of Outstanding Options and Rights($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders
2004 Stock Option and Grant Plan(1)(2)	1,412,168		7.74		—
2006 Equity Plan for Non-Employee Directors(1)(3)	66,559		7.58		—
2007 Equity Compensation Plan(1)(4)	713,479	(5)	10.88	(6)	1,626,424
Equity Compensation Plans Not Approved by Security Holders	—		—		—

Total	2,192,206		8.61	(6)	1,626,424

(1)	In 2007, the Board adopted, and the stockholders approved, the 2007 Equity Compensation Plan to succeed the 2004 Stock Option and Grant Plan and the 2006 Equity Plan for Non-Employee Directors. As a result, no further awards will be granted under the 2004 Stock Option and Grant Plan or the 2006 Equity Plan for Non-Employee Directors.
(2)	The 2004 Stock Option and Grant Plan, which we refer to as the 2004 Plan, permitted the grant of incentive and non-qualified stock options and restricted and unrestricted stock awards to our officers, employees, consultants and other key persons (including prospective employees).
(3)	The 2006 Equity Plan for Non-Employee Directors, which we refer to as the 2006 Director Plan, permitted the grant of non-qualified stock options and restricted and unrestricted stock awards to our non-employee directors.
(4)	The 2007 Equity Compensation Plan, which we refer to as the 2007 Plan, permits the grant of non-qualified and incentive stock options and other stock-based awards, including, without limitation, restricted stock, restricted stock units, unrestricted stock awards and stock appreciation rights, to our employees, non-employee directors and other service providers. Award grants may be made with the intention of qualifying under the requirements of Section 162(m) of the Internal Revenue Code as performance-based compensation. The 2007 Plan is administered by our Compensation Committee. There are 4,300,000 shares of our common stock authorized for issuance, subject to adjustment and reduced by (i) any shares that have been issued under the 2004 Plan or the 2006 Director Plan, and (ii) any shares that are subject to outstanding awards under the 2004 Plan or the 2006 Director Plan that have not been forfeited or cancelled. No more than 1,500,000 shares may be issued under the 2007 Plan as restricted stock (either as a separate award or to settle restricted stock units) or unrestricted stock.
(5)	Includes stock options to purchase 568,249 shares and 145,230 restricted stock units.
(6)	Weighted average exercise price of outstanding options; excludes restricted stock units.

DIRECTOR COMPENSATION

Directors who are our employees do not receive compensation for their service on the Board or any Board committee. Each of our non-employee directors receives an annual retainer of $90,000. In addition, our non-employee directors receive the following annual retainers for serving on the specified committees:

•	$15,000 for serving as the chairperson of the Audit Committee;

•	$7,500 for serving as the chairperson of the Compensation Committee;

•	$5,000 for serving as the chairperson of the Nominating and Corporate Governance Committee;

•	$7,500 for serving as a member (but not the chairperson) of the Audit Committee;

•	$3,750 for serving as a member (but not the chairperson) of the Compensation Committee; and

•	$2,500 for serving as a member (but not the chairperson) of the Nominating and Corporate Governance Committee.

Our non-employee directors were issued their retainers in restricted stock units with a one-year vesting period. The restricted stock units were granted on the date of the annual meeting. Directors were reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance.

The following table sets forth compensation earned by our non-employee directors in their capacities as such in the fiscal year ended December 31, 2009:

Director Compensation in Fiscal 2009

Name	Fees Earned or Paid in Cash($)	Stock Awards(1)($)	Option Awards($)	Total ($)
Macon F. Brock, Jr.(2).	—	96,239	—	96,239
Douglas T. Moore(3)	—	102,500	—	102,500
John M. Presley(4)	—	107,495	—	107,495
Martin F. Roper(5)	—	104,990	—	104,990
Richard D. Tadler(6)	—	93,748	—	93,748

(1)	The amounts in this column reflect the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. Stock awards granted in 2009 had a grant date fair value of $14.07 per share. For a discussion of the assumptions relating to these valuations, see Note 6 – Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 18, 2010.
(2)	Stock awards include 6,840 shares of restricted stock units that were outstanding as of December 31, 2009.
(3)	Stock awards include 7,285 shares of restricted stock units that were outstanding as of December 31, 2009.
(4)	Stock awards include 7,640 shares of restricted stock units that were outstanding as of December 31, 2009.
(5)	Stock awards include 7,462 shares of restricted stock units that were outstanding as of December 31, 2009.
(6)	Stock awards include 6,663 shares of restricted stock units that were outstanding as of December 31, 2009.

Outside Directors Deferral Plan

On November 21, 2008, the Board of Directors adopted the Lumber Liquidators Holdings, Inc. Outside Directors Deferral Plan (the “Deferral Plan”) under which each of our non-employee directors has the opportunity to defer receipt of all or a portion of his fees until his departure from the Board. In so doing, the

Board intended to provide an incentive to the non-employee directors to own shares of our common stock, thereby aligning their interests more closely with the interests of our stockholders. Deferral elections must be made by December 31 for the deferral of fees in the next calendar year.

Under the Deferral Plan, a non-employee director may elect to defer up to 100% of his compensation in 25% increments and have such compensation invested in deferred stock units. Deferred stock units attributable to the deferral of cash compensation are credited as of the day on which such compensation is otherwise payable in accordance with our then applicable director compensation policies (the “Payment Date”), and the number of deferred stock units is determined by dividing the deferred compensation payable on the Payment Date by the closing price of our common stock as of the Payment Date. Deferred stock units credited with respect to restricted common stock awards are determined using the closing price as of the grant date of the award of such shares of common stock. Deferred stock units must be settled in common stock upon the director’s departure from the Board. Although certain non-employee directors elected to defer their 2009 compensation, there were no deferred stock units outstanding in 2009, in that the restricted stock awarded in 2009 does not vest until May 21, 2010.

SECURITIES OWNERSHIP

Securities Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of our common stock by each person (or group of affiliated persons) known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock and the shares of common stock owned by each director, by each named executive officer, and all of our directors and executive officers as a group as of April 1, 2010. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
5% or Greater Owners
Thomas D. Sullivan	4,116,900	15.1%
FMR LLC(3)	4,078,839	14.9%
82 Devonshire Street Boston, MA 02109

Directors and Executive Officers
Macon F. Brock, Jr.(4).	30,051	*
Jeffrey W. Griffiths(5).	427,402	1.5%
Douglas T. Moore(6)	30,457	*
Robert M. Morrison(7)	122,844	*
John M. Presley(8)	48,866	*
Martin F. Roper(9)	43,459	*
Andrew P. Shulklapper(10)	31,174	*
Thomas D. Sullivan	4,116,900	15.1%
Richard D. Tadler(11)	25,292	*
Daniel E. Terrell(12)	136,744	*
All executive officers and directors as a group (15 persons)	5,110,646	18.1%

*	Represents beneficial ownership of less than 1%.
(1)	Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to beneficially owned shares of stock.
(2)	Based on 27,296,968 shares of our common stock outstanding as of April 1, 2010. In accordance with SEC rules, percent of class as of April 1, 2010 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to options exercisable by that person or group within 60 days.
(3)

According to a Schedule 13G filed with the SEC on February 12, 2010, FMR LLC has sole power to vote or direct the vote of 102,820 shares and dispose of 4,078,839 shares of our common stock. FMR, LLC’s beneficial ownership is derived as follows: Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,976,019 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Growth Company Fund, 82 Devonshire Street, Boston, Massachusetts

02109, amounted to 1,640,167 shares of our common stock. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,976,019 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 102,820 shares of our common stock as a result of its serving as investment advisor to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 102,820 shares and sole power to vote or to direct the voting of 102,820 shares of our common stock owned by the institutional accounts or funds advised by PGALLC as reported above.

(4)	Including 6,840 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days to be invested in deferred stock units under our Deferral Plan.
(5)	Including 370,840 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.
(6)	Including 13,789 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days and 7,285 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days.
(7)	Including 121,744 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.
(8)	Including 26,385 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days and 7,640 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days to be invested in deferred stock units under our Deferral Plan.
(9)	Including 26,385 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days and 7,462 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days to be invested in deferred stock units under our Deferral Plan.
(10)	Including 29,674 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.
(11)	Including 6,663 shares of restricted stock awarded under our equity compensation plans not currently owned but issuable within 60 days.
(12)	Including 133,744 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities.

Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to us under Rule 16a-3(e) during 2009, and written representations of our directors and officers, we believe that all directors, executive officers and beneficial owners of more than 10% of our common stock have filed with the SEC on a timely basis all reports required to be filed under Section 16(a) of the Securities Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a formal written policy concerning related party transactions. Under that policy, a related party transaction is a transaction, arrangement or relationship involving us, on the one hand, and (i) our director, executive officer or employee, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (ii) any person who is the beneficial owner of more than 5% of our voting securities or a member of the immediate family of such person. The Audit Committee evaluates each related party transaction for the purpose of recommending to the disinterested members of the Board whether the transaction is fair, reasonable and within our policy, and should be ratified and approved by the Board. At least annually, management will provide the Audit Committee with information pertaining to related party transactions. Related party transactions entered into, but not approved or ratified as required by the policy concerning related party transactions, will be subject to termination by us or the relevant subsidiary, if so directed by the Audit Committee, taking into account factors as it deems appropriate and relevant.

Currently, the only related person transactions are the transactions with Tom Sullivan, our founder and chairman, and with TA Associates, all as described in more detail below. With the exception of the renewals in 2009 of certain leases involving Mr. Sullivan, all of these arrangements were entered into prior to the establishment of our related party transaction policy. The renewals were handled in accordance with the policy.

Relationship with TA Associates

In 2004, we entered into a registration rights agreement covering shares of our common stock held by certain funds affiliated with TA Associates, Inc. Our director, Mr. Tadler is a managing director of TA Associates, Inc. The registration rights agreement provides for demand and piggyback registration rights under certain circumstances. With exceptions, registration expenses are our responsibility, but the registration rights agreement does not provide for liquidated damages. As of November 25, 2009, the funds no longer held any of our common stock.

Leases Involving Mr. Sullivan

As of March 31, 2010, we lease our Toano finishing, distribution and headquarters facility, which includes a store location, and 24 of our other store locations from ANO LLC (“ANO”), a company that is wholly owned by Mr. Sullivan. The operating lease for our Toano facility has a base period that runs through December 31, 2019. Our store leases generally have five-year base periods and one or more five-year renewal periods. Our rent expense attributable to ANO was $2.4 million in 2009 and we expect a similar rent expense attributable to ANO in 2010. The future minimum payments under our leases with ANO as of December 31, 2009 total approximately $15.3 million.

We lease one store location each from Wood on Wood Road, Inc. (“Wood on Wood”) and BMT Holdings, LLC (“BMT”). Wood on Wood is wholly owned by Mr. Sullivan, and he has a 50% membership interest in BMT. Each lease is for a five-year base period and has a five-year renewal period. Our rent expense attributable to Wood on Wood was $0.08 million in 2009. Our rent expense attributable to BMT was $0.05 million in 2009. We expect to incur similar rent expenses attributable to Wood on Wood and BMT in 2010. The future minimum payments under our leases with Wood on Wood and BMT as of December 31, 2009 total $0.3 million and $0.1 million, respectively.

We believe that the leases that we have signed to date with ANO, Wood on Wood and BMT, which are described in more detail in Note 5 to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 18, 2010, are on fair market terms.

AUDITOR INFORMATION

Our management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on its audit. Ernst & Young served as our independent registered public accounting firm for the fiscal years ended December 31, 2007, 2008 and 2009. Representatives of Ernst & Young are expected to attend the Annual Meeting, be available to respond to appropriate questions from stockholders and have the opportunity to make a statement if they desire to do so.

Fees Paid to Independent Registered Public Accounting Firm

The following information is furnished with respect to the fees billed by our independent registered public accounting firm for each of the last two fiscal years:

	2008	2009
Audit Fees	$993,000	$702,000
Audit-Related Fees	152,902	—
Tax Fees	138,099	135,659
All Other Fees	—	—

Total Fees	$1,284,001	$837,659

Audit fees: The aggregate amount of fees billed to us by Ernst & Young for professional services rendered in connection with the audit of our annual consolidated financial statements, the reviews of the consolidated financial statements for the fiscal quarters during the year and accounting consultations that relate to the audited consolidated financial statements and are necessary to comply with auditing standards.

Audit-related fees: For the fiscal year ended December 31, 2008, the aggregate amount of fees billed to us by Ernst & Young for professional services related to consultations for stock-based compensation.

Tax fees: The aggregate amount of fees billed to us by Ernst & Young for professional services related to federal and state tax return preparation, tax planning services and assistance with certain federal and state tax audits.

All other fees: We did not incur any other fees associated with work performed by Ernst & Young.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has determined that Ernst & Young’s rendering of all other non-audit services is compatible with maintaining auditor independence. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for particular services or categories of services, including planned services, project-based services and routine consultations projects. Each category is subject to a specific budget or quarterly dollar amount. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee has delegated certain pre-approval authority to its Chairman. The Chairman must report any decisions to the Audit Committee at its next scheduled meeting. All services provided by Ernst & Young during 2008 and 2009 were pre-approved.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. The charter reflects the requirements of the Sarbanes-Oxley Act of 2002, the Security and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). Each member of the Audit Committee is independent in accordance with the applicable rules of the NYSE, the SEC and our corporate governance guidelines.

The Audit Committee reviews and discusses the following matters with management and our independent registered public accounting firm, Ernst & Young LLP:

•	Quarterly and year-end results, consolidated financial statements and reports, prior to public disclosure.

•	Our disclosure controls and procedures, including internal control over financial reporting.

•	The independence of our registered public accounting firm.

•

Management’s report and the independent registered public accounting firm’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee routinely meets with our internal auditors and independent registered public accounting firm, with and without management present.

The Audit Committee has oversight responsibilities only and it is not acting as an expert in accounting or auditing. The Audit Committee relies without independent verification on the information provided to its members and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of our consolidated financial statements by the independent auditors has been carried out in accordance with auditing standards generally accepted in the United States.

Management has the primary responsibility for the preparation of our 2009 consolidated financial statements and the overall reporting process, including the systems of internal control over financial reporting, and has represented to the Audit Committee that our 2009 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by the Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” these discussions included, among other things, a review of significant accounting policies, their application and estimates, and the independent auditors’ judgment about our accounting controls and the quality of our accounting practices.

The Audit Committee has received from the independent auditors written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Relying on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

AUDIT COMMITTEE

John M. Presley, Chairperson

Douglas T. Moore

Martin F. Roper

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010. We are asking the stockholders to ratify this selection. If our stockholders fail to ratify the selection of Ernst & Young, the Audit Committee and our Board will consider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interest.

The affirmative vote of the holders of shares representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the selection of the independent registered public accounting firm.

The Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

DEADLINES FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders to be held in 2011 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at our principal executive offices in Toano, Virginia on or before December 8, 2010.

If a stockholder wishes to present a proposal at the 2011 Annual Meeting of Stockholders but not have it included in our proxy materials for that meeting, the proposal: (1) must be received by us no later than December 8, 2010, (2) must present a proper matter for stockholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under our Amended and Restated Certificate of Incorporation and Bylaws, (4) must be submitted in a manner that is consistent with the submission requirements provided in our Bylaws, and (5) must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC.

OTHER MATTERS

Management knows of no matters which may properly be and are likely to be brought before the Annual Meeting other than the matters discussed herein. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of an Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the SEC for our most recent fiscal year, may be found on our website, www.lumberliquidators.com. In addition, we will provide each beneficial owner of our securities with a copy of the Annual Report without charge, upon receipt of a written request from such person. Such request should be sent to the Corporate Secretary, Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168.

VOTING PROXIES

The Board recommends an affirmative vote on both proposals discussed herein. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote, the shares represented by such proxies will be voted “FOR” the nominees named in Proposal One and “FOR” Proposal Two. Management is not aware of any matters other than those specified herein that will be presented at the Annual Meeting, but if any other matters do properly come before the Annual Meeting, the proxy holders will vote upon those matters in accordance with their best judgment.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 7, 2010.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/LL • Follow the steps outlined on the secured website.

Vote by telephone

  •  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

  •  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2.

1. Election of three Class I Directors for a three year term to hold office until the 2013 Annual Meeting of Stockholders.

	For	Withhold		For	Withhold		For	Withhold	+

01 - Macon F. Brock	☐	☐	02 - John M. Presley	☐	☐	03 - Thomas D. Sullivan	☐	☐

		For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¡	1 U P X	+

015PUC

2010 Annual Meeting

May 7, 2010, 10:00 a.m.

Lumber Liquidators Holdings, Inc.

Corporate Headquarters

3000 John Deere Road

Toano, VA 23168

To enroll to receive future proxy materials on-line, please go to www.computershare.com/us/ecomms

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Lumber Liquidators Holdings, Inc.

Notice of 2010 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 7, 2010

Daniel E. Terrell and E. Livingston B. Haskell, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Lumber Liquidators Holdings, Inc. to be held on May 7, 2010.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1 and 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)